EXHIBIT 10.71

                              EMPLOYMENT AGREEMENT

                                     PARTIES

         This Employment Agreement (this "Agreement") dated as of the 1st day of October, 1996, is entered into by and between PolyMedica Industries, Inc., a Massachusetts corporation having its principal place of business at 11 State Street, Woburn, Massachusetts 01801 (the "Company") and Randy M. Sloan, an individual with an address at 297 Lupine Way, Short Hills, New Jersey 07078 (the "Executive").

                               TERMS OF AGREEMENT

         In consideration of this Agreement and the continued employment of the Executive by the Company, the parties agree as follows:

         l. Employment. The Company hereby employs Executive, on a full-time basis, to act as an executive of the Company and to perform such acts and duties and furnish such services to the Company as the Company's Chief Executive Officer or Board of Directors shall from time to time reasonably direct. Executive shall be an officer of the Company. Executive hereby accepts said employment. Executive shall use his best and most diligent efforts to promote the interests of the Company; shall discharge his duties in a highly competent manner; and shall devote his full business time and his best business judgment, skill and knowledge to the performance of his duties and responsibilities hereunder. Executive shall report directly to the Chief Executive Officer of the Company. Nothing contained herein shall preclude Executive from devoting incidental and insubstantial amounts of time to activities other than the business of the Company.

         2. Term of Employment. The Company agrees to employ the Executive for a period commencing on October 1, 1996 and ending on September 30, 1997 (the "Employment Period"). Notwithstanding the foregoing, both Executive and the Company shall have the right to terminate the Executive's employment under this Agreement upon thirty (30) days' written notice to the other party, subject to the Company's obligation to pay severance benefits under certain circumstances as provided in Section 3.6. If Executive shall remain in the employ of the Company beyond the Employment Period, in the absence of any other express agreement between the parties, this Agreement shall be deemed to continue on a month-to-month basis (the "Extended Employment Period").

         3.       Compensation and Benefits; Disability.

                  3.1 Salary. During Executive's employment, the Company shall pay Executive an annualized base salary of $150,000 ("Base Salary") payable in equal installments pursuant to the Company's customary payroll policies in force at the time of payment (but in no event less frequently than monthly), less required payroll deductions and

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state and federal  withholdings.  Executive's  Base Salary may be adjusted  from time to time in the sole discretion of the Board of Directors of the Company, except that Executive, if a Director, shall not be entitled to vote thereon. Executive's Base Salary shall be reviewed annually by the Board of Directors of the Company.

                  3.2 Bonus Payment. During the Employment Period, Executive may receive, in the sole discretion of the Compensation Committee of the Board of Directors of the Company, an annual bonus payment in an amount, if any, to be determined by the Compensation Committee, except that Executive, if a member of the Compensation Committee, shall not be entitled to vote thereon.

                  3.3 Executive Benefits. During the Employment Period, Executive shall receive such benefits as are customarily provided to other officers and employees of the Company, including but not limited to the following benefits:

                           (a)       Health Insurance.  Non-contributory health
insurance pursuant to a Guardian policy or substantially similar policy; and

                           (b)       Life Insurance.  Life insurance on the life
of Executive with an Executive-directed beneficiary in the amount of 150% of Executive's Base Salary.

                  3.4 Vacation. Executive may take three weeks of paid vacation during each year at such times as shall be consistent with the Company's vacation policies and (in the Company's judgment) with the Company's vacation schedule for officers and other employees.

                  3.5 Disability. If during the Employment Period Executive shall become ill, disabled or otherwise incapacitated so as to be unable to perform his usual duties (a) for a period in excess of one hundred twenty (120) consecutive days or (b) for more than one hundred eighty (180) days in any consecutive twelve (12) month period, then the Company shall have the right to terminate this Agreement, in accordance with applicable laws, on thirty (30) days' notice to Executive.

                  3.6 Severance Pay. In the event (i) the Company terminates this Agreement without cause (i.e., other than pursuant to Section 3.5 or Section 4 hereof) at any time (including during the Extended Employment Period) or (ii) Executive terminates his employment for Good Reason following a Change in Control of the Company, the Company shall continue to pay Executive at his then current Base Salary for twelve months (the "Severance Period"). "Good Reason" shall mean, during the nine (9) month period following a Change in Control, (1) a good faith determination by the Executive that as a result of such Change in Control he is not able to discharge his duties effectively or (2) without the Executive's express written consent, the occurrence of any of the following circumstances:

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(a) the assignment to Executive of any duties inconsistent (except in the nature of a promotion) with the position in the Company that he held immediately prior to the Change in Control or a substantial adverse alteration in the nature or status of his position or responsibilities or the conditions of his employment from those in effect immediately prior to the Change in Control; (b) a reduction by the Company in Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time; (c) the Company's requiring the Executive to be based more than twenty-five (25) miles from the Company's offices at which he was principally employed immediately prior to the date of the Change in Control except for required travel on the Company's business to an extent substantially consistent with his present business travel obligations; or
(d) the failure by the Company to continue in effect any material compensation or benefit plan in which the Executive participates immediately prior to the Change in Control unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of his participation relative to other participants, than existed at the time of the Change in Control. For purposes of this Agreement, "Change in Control" shall mean the acquisition of beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities representing more than 50% of the combined voting power of the Company's then outstanding securities except to the extent that the directors of the Company who were directors immediately before such Change in Control (and any directors elected by a majority of such directors) designate that any securities when issued by the Company shall not be counted for purposes of determining percentages of beneficial ownership as contemplated in the Agreement. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

                  3.7 Benefits During Severance Period. Except as otherwise required by law, the Executive shall not be entitled to any employee benefits provided under Section 3.3 after termination of Executive whether or not severance pay is being provided, except that (i) the Company shall continue in full force and effect, at its expense, the life insurance provided for in
Section 3.3(b) for a period of six months after termination of Executive's employment hereunder or until Executive becomes employed, whichever first occurs, and (ii) (Consolidated Omnibus Budget Reconciliation Act of 1986). If Executive elects not to maintain health insurance pursuant to COBRA, the Company is under no obligation to reimburse Executive for his otherwise elected coverage. Executive shall be obligated to give the Company prompt notice of his employment.

         4. Discharge for Cause. The Company may discharge Executive and terminate his employment under this Agreement for cause without further liability to the Company, except that Executive, if a Director, shall not be entitled to vote thereon. As used in this Section 4, "cause" shall mean any or all of the following:


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                  (a)   misconduct  of  Executive   during  the  course  of  his
employment which is materially injurious to the Company and which is brought to the attention of Executive promptly after discovery by the Company, including but not limited to theft or embezzlement from the Company, the intentional provision of services to competitors of the Company, or improper disclosure of proprietary information, but not including any act or failure to act by Executive which he believed in good faith to be proper conduct not adverse to his duties hereunder;

                  (b) willful disregard or neglect by Executive of his duties or of the Company's interests which continues after being brought to the attention of the Executive;

                  (c) unavailability (except as provided in Section 3.5) of Executive to substantially perform the duties provided for herein;

                  (d) conviction of a fraud or felony or any criminal offense involving dishonesty, breach of trust or moral turpitude during Executive's employment;

                  (e) Executive's breach of any of the material terms of this Agreement (including the failure of Executive to discharge his duties in a highly competent manner) or any of the agreements executed in connection herewith as enumerated in Section 10.1.

         In the event the Company exercises its right to terminate Executive's employment under this Section 4, Executive shall not be entitled to receive any severance pay or other termination benefits, except as required by law.

         5. Termination Without Cause. The Company may terminate this Agreement without cause without further liability to the Company except as set forth in Sections 3.6 and 3.7, except that Executive, if a Director, shall not be entitled to vote thereon.

         6. Expenses. Pursuant to the Company's customary policies in force at the time of payment, Executive shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all authorized expenses properly incurred by him on the Company's behalf in the performance of his duties hereunder.

         7. Agreement Not to Compete. Upon execution of this Agreement, Executive shall execute and deliver to the Company an Agreement Not to Compete in the form attached hereto as Exhibit A (the "Additional Agreement").

         8. Arbitration. All disputes and claims relating to this Agreement and the rights, obligations and performance of the parties hereto shall be settled by a single arbitrator sitting in Boston, Massachusetts, under the applicable rules of the American Arbitration Association.


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         9. Notices.  Any notice or  communication  given by any party hereto to the other party or parties shall be in writing and personally delivered or mailed by certified mail, return receipt requested, postage prepaid, to the addresses provided above. All notices shall be deemed given when actually received. Any person entitled to receive notice (or a copy thereof) may designate in writing, by notice to the others, another address to which notices to such person shall thereafter be sent.

         10.      Miscellaneous.

                  10.1 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings between the parties with respect to such subject matter; provided, that nothing in this Agreement shall affect Executive's or the Company's obligations under the Additional Agreement.

                  10.2 Amendment; Waiver. This Agreement may not be amended, supplemented, cancelled or discharged, except by written instrument executed by the party affected thereby. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

                  10.3 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company's business and properties. Executive's rights or obligations under this Agreement may not be assigned by Executive; except that Executive's right to compensation to the earlier of date of death or termination of actual employment shall pass to Executive's executor or administrator.

                  10.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  10.5 Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of the Commonwealth of Massachusetts applicable to contracts executed and to be wholly performed within such Commonwealth. Service of process in any dispute shall be effective (a) upon the Company, if service is made on any officer of the Company other than the Executive; (b) upon the Executive, if served at Executive's residence last known to the Company with an information copy to the Executive at any other residence, or in care of a subsequent employer of which the Company may be aware.




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                  10.6  Further  Assurances.  Each  of  the  parties  agrees  to
execute,   acknowledge,   deliver  and   perform,   or  cause  to  be  executed,
acknowledged, delivered or performed, at any time, or from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be necessary or proper to carry out the provisions or intent of this Agreement.

                  10.7 Severability. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting or reducing it so as to be enforceable to the extent compatible with then applicable law.

                                    EXECUTION

         The parties executed this Agreement as a sealed instrument as of the date first above written, whereupon it became binding in accordance with its terms.

                                                     POLYMEDICA INDUSTRIES, INC.


                                                     By:/s/ Steven J. Lee

                                                     Title: Chairman and Chief
                                                            Executive Officier



                                                     /s/ Randy M. Sloan
                                                     Randy M. Sloan












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